Exhibit 24.11
POWER OF ATTORNEY

The undersigned constitutes and appoints Robert W. Lloyd and R. Andrew Watts, or either of them, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign the 2016 Annual Report on Form 10-K for Brown & Brown, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as she might or could in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

/S/ CHILTON D. VARNER
Chilton D. Varner
Dated: January 19, 2017